Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2013 SECOND QUARTER RESULTS

LAS VEGAS, July 25, 2013 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the second quarter ended June 30, 2013.

2013 Second Quarter Financial Highlights:

•

Revenues increased by $17 million or 5.7% to $315.3 million, and Consolidated Adjusted EBITDA was $72.7 million versus $73.2 million in the prior year period. 2013 second quarter Consolidated Adjusted EBITDA included $0.4 million of severance expense.

•	The St. Louis segment reported all-time record Adjusted EBITDA and Adjusted EBITDA margin of $26.1 million and 26.7%, respectively.

•

Abnormally low gaming hold percentage negatively affected Consolidated Adjusted EBITDA in the 2013 second quarter, principally at the Company’s Lake Charles and Belterra properties. Management estimates Consolidated Adjusted EBITDA would have been $4.6 million higher had gaming hold at these properties been at normal levels.

•

Loss from continuing operations was $5.2 million versus income of $12.9 million in the prior year period. 2013 second quarter loss from continuing operations included $17.2 million of pre-opening and development expenses, principally associated with the Company’s planned acquisition of Ameristar Casinos, Inc., and $1.9 million of write-downs, reserves and recoveries.

•	Adjusted income per share was $0.21 versus $0.29 in the prior year period. GAAP net loss per share was $0.09 versus income per share of $0.19 in the prior year period.

Additional Highlights:

•

On July 24, 2013, the Company’s planned acquisition of Ameristar received regulatory clearance from the Missouri Gaming Commission. The Company has now obtained all required state gaming regulatory approvals needed to complete the planned acquisition.

•

In June 2013, the Company reached an agreement in principle with the Bureau of Competition staff of the Federal Trade Commission on proposed divestiture remedies to obtain anti-trust clearance for its planned acquisition of Ameristar Casinos, which included a proposed sale of Lumiere Place Casino and Hotels and Ameristar’s Lake Charles development project. The Company anticipates a formal Consent Order detailing the terms and conditions of these proposed divestiture remedies and gaining anti-trust clearance to complete the acquisition to be approved by the FTC in August.

•

The Company entered into a definitive agreement to sell the Ameristar Casino Lake Charles development project to Golden Nugget, subject to closing conditions and regulatory approvals. Golden Nugget will pay total consideration equal to all cash expenditures on the development up until the date of closing, and the assumption of all outstanding payables related to the project at that time, less a $37 million credit. Golden Nugget will complete the development following the closing of the transaction. Through June 30, 2013, Ameristar has disclosed that it had invested $213.9 million in the Lake Charles project.

•

The Lumiere Place Casino and Hotels sale process is ongoing and the Company expects to enter into a definitive agreement for its disposition in the 2013 third quarter. In the trailing twelve month period ending June 30, 2013, the net revenues and Adjusted EBITDA for Pinnacle’s St. Louis segment were $387 million and $99 million, respectively, and Lumiere Place Casino and Hotels contributed 49% and 35%, respectively, to those segment results.

•	The Company’s planned acquisition of Ameristar remains on track to close in August 2013, subject to remaining required regulatory approvals and closing conditions.

In the 2013 second quarter, revenues increased by $17 million or 5.7% year over year to $315.3 million, while Consolidated Adjusted EBITDA was essentially unchanged year over year at $72.7 million. 2013 second quarter Consolidated Adjusted EBITDA was negatively affected by $0.4 million of severance expense, a majority of which is included in the Corporate expenses segment. Abnormally low gaming hold percentage negatively affected Consolidated Adjusted EBITDA in the 2013 second quarter, principally at the Company’s Lake Charles and Belterra properties. Management estimates Consolidated Adjusted EBITDA would have been $4.6 million higher had hold at these properties been at normal levels. Consolidated Adjusted EBITDA margin decreased 150 basis points year over year to 23.0%, principally due to L’Auberge Baton Rouge still being in its operational ramp up period. On a same store basis, Consolidated Adjusted EBITDA margin declined 50 basis points year over year to 24%.

Operating income was $23 million in the 2013 second quarter versus $38.8 million in the prior year period. Loss from continuing operations was $5.2 million in the 2013 second quarter versus income of $12.9 million in the prior year period. Relative to the prior year period, loss from continuing operations was negatively affected by $17.2 million of pre-opening and development expenses, principally associated with the Company’s planned acquisition of Ameristar Casinos, $1.9 million of write-downs, reserves and recoveries, and higher interest expense as a result of the Company no longer capitalizing interest on its investment in L’Auberge Baton Rouge effective with the property’s opening in September 2012.

Adjusted income per share was $0.21 in the 2013 second quarter versus $0.29 in the prior year period. GAAP net loss per share was $0.09 in the 2013 second quarter versus income per share of $0.19 in the prior year period.

Summary of Second Quarter Results

($ in thousands, except per share data)	Three Months Ended June 30,
	2013	2012
Net revenues	$315,340	$298,310
Consolidated Adjusted EBITDA (1)	$72,657	$73,178
Consolidated Adjusted EBITDA margin (1)	23.0%	24.5%
Income (loss) from continuing operations	$(5,195)	$12,943
Income (loss) from continuing operations margin	(1.6)%	4.3%
Operating income (2)	$22,955	$38,822
GAAP net income (loss)	$(5,107)	$11,958
Diluted income (loss) per share	$(0.09)	$0.19
Adjusted income per share(1)	$0.21	$0.29

(1)	For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.
(2)	Operating income in the 2013 second quarter includes $17.2 million in pre-opening and development costs, principally comprised of legal and advisory and Ameristar bond consent fee costs related to the Company’s planned acquisition of Ameristar Casinos, versus $4.2 million in the prior year period, and a $1.9 million net negative impact related to write-downs, reserves and recoveries versus a net negative impact of $0.8 million in the prior year period.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, “Over the past several months, we have made significant progress toward completing our planned acquisition of Ameristar Casinos and remain on track to close the transaction in August. Yesterday, the Missouri Gaming Commission approved the acquisition as well as a resolution that allows us to divest Lumiere Place and the Four Seasons St. Louis. These approvals marked the final state gaming regulatory agency approvals needed to complete the planned acquisition. We are now focused on obtaining anti-trust clearance for the transaction, and expect a consent order detailing the terms and conditions of required divestitures in Lake Charles and St. Louis to be approved by the Federal Trade Commission in August. We have entered into a definitive agreement to sell the Ameristar Casino Lake Charles development project to Golden Nugget and are pleased that the consideration we expect to receive will recuperate a vast majority of the capital invested in the project. In St. Louis, the Lumiere Place Casino and Hotel and Four Seasons sale process is also progressing rapidly.

“We have been very pleased with the progress made in our efforts to begin the integration of our companies, and are confident we can achieve a rapid and seamless integration. As part of that process, we have spent considerable time meeting with the leadership of both the Pinnacle and Ameristar properties and are increasingly excited about the opportunities, scale benefits, and synergies that will be created by the combination of these two very complementary asset portfolios. We are confident we can achieve at least $40 million of synergies and efficiencies of scale between the two companies and hope to meaningfully exceed that target,” concluded Mr. Sanfilippo.

2013 Second Quarter Operational Overview

L’Auberge Lake Charles 2013 second quarter revenues decreased by $7.8 million or 7.8% year over year to $93.1 million, while Adjusted EBITDA decreased by $4.4 million or 14.6% year over year to $26 million. Adjusted EBITDA margin at the property decreased by 220 basis points year over year to 27.9%. In the 2013 second quarter, abnormally low gaming hold percentage negatively affected both net revenues and Adjusted EBITDA.

In the St. Louis segment, revenues decreased by $2.5 million or 2.4% year over year to $97.9 million in the 2013 second quarter. Adjusted EBITDA increased by $1.0 million or 4.0% year over year to an all-time record $26.1 million, while Adjusted EBITDA margin in St. Louis increased 170 basis points year over year to 26.7% in the 2013 second quarter, also an all-time record. The St. Louis gaming market experienced generally soft revenue trends during the 2013 second quarter, which negatively affected Pinnacle’s St. Louis segment net revenues. State gaming control board reported gross gaming revenues in the St. Louis market declined by 8% versus a decline of 5% for Pinnacle’s Lumiere Place and River City properties on a combined basis. Despite the revenue softness, cost containment and marketing efficiency permitted the St. Louis segment to achieve Adjusted EBITDA growth and all-time record Adjusted EBITDA and margin percentage performance.

Boomtown New Orleans revenues declined by $1.0 million or 3.2% year over year to $30.7 million in the 2013 second quarter, while Adjusted EBITDA increased by $0.5 million or 5.1% to $10.5 million. Adjusted EBITDA margin at the property increased 270 basis points year over year to 34.4%. Significant progress has been made in stabilizing and improving the operating performance of the property. In the 2013 second quarter, Boomtown New Orleans produced its best net revenue, Adjusted EBITDA and margin comparisons since the 2011 third quarter. The improvement in Boomtown New Orleans financial performance was driven by increased marketing efficiency, as well as a focus on cost containment.

L’Auberge Baton Rouge revenue was $36.6 million in the 2013 second quarter, while Adjusted EBITDA was $5.7 million, an increase of 12% quarter over quarter. 2013 second quarter Adjusted EBITDA margin was 15.7% versus 13.9% in the 2013 first quarter, an improvement of 180 basis points quarter over quarter. The local Baton Rouge market experienced revenue softness in the

2013 second quarter, particularly in June. However, L’Auberge Baton Rouge saw increased visitation and gaming volumes from regional visitors. An improvement in marketing efficiency and cost controls permitted quarter over quarter Adjusted EBITDA margin expansion. Moving forward, the Company expects L’Auberge Baton Rouge to continue to ramp up its revenue performance through increased regional visitation and high end gaming volumes, while increasing its efforts to improve marketing and overall operating efficiency and margin performance.

Belterra’s 2013 second quarter revenues declined by $5.8 million or 14.3% year over year to $34.7 million, while Adjusted EBITDA decreased by $0.8 million or 9.7% year over year to $7.6 million. Adjusted EBITDA margin increased 120 basis points year over year to 22.0%. Belterra’s 2013 second quarter net revenue was negatively affected by lower gaming volumes from the incurrence of new competition in several of its Ohio feeder markets and abnormally low gaming hold percentage. Operating expense discipline and increased marketing efficiency limited the impact of declining revenue on Adjusted EBITDA performance and permitted year over year EBITDA margin expansion. The property’s newly renovated buffet re-opened in mid-March 2013 and a second newly renovated food and beverage outlet, Stadium Sports Bar & Grill, opened in June 2013.

Boomtown Bossier City revenues declined by $1.9 million or 9.5% year over year to $18.4 million in the 2013 second quarter, while Adjusted EBITDA decreased by $0.7 million or 14.7% to $3.9 million. Adjusted EBITDA margin at the property declined by 130 basis points year over year to 21.4% in the 2013 second quarter. The opening of a new competitor in the market in June 2013 and generally soft revenue performance in the broader Bossier City-Shreveport gaming market contributed to Boomtown Bossier City’s unfavorable revenue, Adjusted EBITDA and margin comparisons in the quarter.

Corporate overhead expenses increased by $1.2 million or 24.1% year over year to $6.2 million in the 2013 second quarter.

Ameristar Transaction Financing and Pipeline Project Update

Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, “Given the progress made on regulatory approvals and integration planning, we have advanced our plans for financing the Ameristar acquisition.

“On the growth pipeline, we made significant progress on the River Downs redevelopment project in the 2013 second quarter. Our plans include approximately 1,600 video lottery terminals, four food and beverage outlets, a VIP lounge, over 2,000 parking spaces, and new racing facilities. Construction of the new gaming entertainment center commenced in the 2013 first quarter with the placement of foundation pilings, and significant progress was made on the structure of the casino podium and related food and beverage and entertainment elements of the project. The project budget remains $209 million, excluding license fees, original acquisition costs and capitalized interest, and the property is on track to open in the second quarter of 2014. We are very excited about the prospects for this project given its great location and site access, and proximity to nearby entertainment venues such as the 22,000-seat River Bend concert center. The property will be an excellent addition to the dining and entertainment options in metropolitan Cincinnati.

“The expansion of River City in St. Louis remains on budget and is on schedule. The 1,600 space enclosed parking structure opened in November 2012 and the multi-purpose event center element of the expansion opened this June. Construction of the 200-room hotel is nearing completion, with an expected commencement of operations in September 2013. The expansion will round out the amenity set of River City upon completion of the hotel,” concluded Mr. Ruisanchez.

In the 2013 first quarter, the Company entered into an amended definitive agreement to dispose of its land holdings in Atlantic City for total consideration of approximately $30.6 million, subject to a financing contingency. The transaction is expected to close by the end of the 2013 third quarter.

Liquidity and Capital Expenditures

At June 30, 2013 the Company had approximately $86.2 million in cash and cash equivalents, an estimated $70.0 million of which is used in day-to-day operations. As of the end of the 2013 second quarter, $20 million was drawn on the Company’s $410 million revolving credit facility and approximately $8.1 million of letters of credit were outstanding.

Capital expenditures totaled approximately $67.4 million during the 2013 second quarter. In the 2013 second quarter, cash expenditures totaled $24.1 million for the River City expansion, $13 million for the River Downs redevelopment project, and $16 million attributable to the cash payment of previously accrued expenditures related to L’Auberge Baton Rouge. Excluding land and capitalized interest costs, approximately $71.8 million of the $82 million budget for the River City expansion project and $23 million of the $209 million budget for the River Downs redevelopment has been incurred.

Interest Expense

Gross interest expense before capitalized interest was $29.3 million in the 2013 second quarter versus $29.1 million in the prior year period. Capitalized interest in the 2013 second quarter was $0.8 million versus $6.4 million in the prior year period. The decrease in capitalized interest in the 2013 second quarter is attributable to the Company ceasing interest expense capitalization on L’Auberge Baton Rouge in August 2012 and on its investment in ACDL at the end of the 2012 fourth quarter. In the 2013 second quarter, the Company capitalized interest expense on its expenditures related to the River City expansion and River Downs redevelopment projects.

Pending Acquisition of Ameristar Casinos, Inc.

As previously announced, on December 20, 2012, Pinnacle agreed to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Mo.; Kansas City, Mo.; Council Bluffs, Iowa; Black Hawk, Colo.; Vicksburg, Miss.; East Chicago, Ind.; and the Jackpot properties in Jackpot, Nev.

Ameristar and Pinnacle filed the required Hart-Scott-Rodino premerger notification and report forms on January 11, 2013. Pinnacle has filed applications for regulatory approvals as required under applicable gaming laws.

On February 11, 2013 the Company received a request for additional information and documentary materials (a “Second Request”) from the Federal Trade Commission (“FTC”) regarding its proposed acquisition of Ameristar. The information request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On May 28, 2013, the FTC filed a civil administrative complaint alleging that the proposed acquisition would reduce competition and lead to higher prices and lower quality for customers in the St. Louis, Missouri and Lake Charles, Louisiana areas in violation of the U.S. antitrust law. On June 17, 2013, Pinnacle publicly announced that it had reached an agreement in principle with the Bureau of Competition Staff of the FTC that, subject to negotiation of a consent order, FTC approval and gaming regulatory approvals, would permit the consummation of the proposed acquisition. Under the agreement in principle, Pinnacle intends to sell Ameristar’s casino hotel development project in Lake Charles, Louisiana, and Pinnacle’s Lumière Place Casino, HoteLumière and the Four Seasons Hotel in St. Louis, Missouri, subject to gaming regulatory approvals. The consummation of the merger is expected to occur in August 2013, subject to various conditions, including, among others, and reaching definitive agreement with the FTC on the consent order, subject to any divestitures and other terms and conditions specified in the consent order. No assurance can be given that the proposed acquisition will be completed.

Investor Conference Call

Pinnacle Entertainment will hold a conference call for investors today, Thursday, July 25, 2013, at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) to discuss its 2013 second quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 13741536. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after its conclusion through August 8, 2013 by dialing (404) 537-3406. The code to access the replay is 13741536. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, impairment of equity method investment, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income (loss) from equity method investment, non-controlling interest and discontinued operations and adjustment for taxes on such items. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDA and Adjusted EBITDA are useful measures for investors because they are indicators of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Adjusted net income (loss) and Adjusted income (loss) per share are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments

The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio into a gaming entertainment facility, owns a minority equity interest in Asian Coast Development (Canada) Ltd., and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the transaction between the Company and Ameristar and the timing and ability to finance and close the transaction with Ameristar; the execution or completion of the divestitures required by the Federal Trade Commission (“Commission”) in connection with the Ameristar acquisition; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness, including in connection with the Ameristar acquisition and the related required dispositions; the expected synergies and benefits of a potential combination of the Company and Ameristar, including the expected accretive effect of the merger on the Company’s financial results and profit; the anticipated benefits of geographic diversity that would result from the merger and the expected results of Ameristar’s gaming properties, prospective performance and opportunities; the budgets, completion and opening schedules of the Company’s various projects; the facilities, features and amenities of the Company’s various projects; the ability of the Company to sell or otherwise dispose of discontinued operations; the ability of the Company to close the transaction to sell the Company’s Atlantic City land holdings, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s revenues and profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the Boomtown New Orleans hotel project, the River City expansion project and the River Downs project; (e) the timing to consummate a potential transaction between the Company and Ameristar may be delayed based on circumstances beyond Pinnacle’s control, including the ability of Pinnacle to reach a resolution with the Commission; (f) the ability and timing to complete the dispositions proposed as part of the effort to reach a resolution with the Commission; (g) the ability and timing to obtain required regulatory approvals and satisfy or waive other closing conditions; (h) the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (i) the requirement to satisfy closing conditions to the merger as set forth in the merger agreement; (j) Pinnacle’s ability to obtain financing on the terms expected, or at all;(k) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (l) the Company faces many risks associated with its investment in ACDL, which is developing a complex of integrated resorts in Vietnam, such as ACDL’s ability to open the first phase of the first integrated resort and to raise capital to fund the development of the phases of the planned resort complex, among other risks; (m) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its investment certificate in Vietnam; (n) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; (o) the Company may experience delays in closing the transaction to sell the Company’s Atlantic City land holdings due to circumstances beyond its control; and (p) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Revenues:
Gaming	$271,870	$255,936	$549,054	$515,598
Food and beverage	20,427	19,713	37,835	35,914
Lodging	10,786	11,050	18,760	19,572
Retail, entertainment and other	12,257	11,611	22,330	20,211

	315,340	298,310	627,979	591,295

Expenses and other costs:
Gaming	155,383	143,089	311,592	285,928
Food and beverage	16,876	16,390	32,144	30,962
Lodging	5,270	5,389	10,160	9,754
Retail, entertainment and other	6,143	6,895	10,341	10,950
General and administrative	62,443	56,524	122,524	111,172
Depreciation and amortization	27,135	26,201	55,137	52,447
Pre-opening and development costs	17,208	4,212	24,769	6,970
Write-downs, reserves and recoveries, net	1,927	788	2,241	796

	292,385	259,488	568,908	508,979

Operating income	22,955	38,822	59,071	82,316
Interest expense, net	(28,401)	(22,485)	(57,071)	(44,403)
Loss on early extinguishment of debt	—	—	—	(20,718)
Loss from equity method investment	—	(1,244)	(92,181)	(2,839)

Income (loss) from continuing operations before income taxes	(5,446)	15,093	(90,181)	14,356
Income tax benefit (expense)	251	(2,150)	(360)	(1,739)

Income (loss) from continuing operations	(5,195)	12,943	(90,541)	12,617
Income (loss) from discontinued operations, net of income taxes	88	(985)	43	(1,668)

Net income (loss)	(5,107)	11,958	(90,498)	10,949

Net Loss attributable to non-controlling interests	(25)	—	(25)	—

Net income (loss) attributable to Pinnacle Entertainment, Inc.	$(5,082)	$11,958	$(90,473)	$10,949

Net income (loss) loss per common share—basic
Income (loss) from continuing operations	$(0.09)	$0.21	$(1.55)	$0.20
Income (loss) from discontinued operations, net of income taxes	0.00	(0.02)	0.00	(0.03)

Net income (loss) per common share—basic	$(0.09)	$0.19	$(1.55)	$0.17

Net Income (loss) per common share—diluted
Income (loss) from continuing operations	$(0.09)	$0.21	$(1.55)	$0.20
Income (loss) from discontinued operations, net of income taxes	0.00	(0.02)	0.00	(0.03)

Net income (loss) per common share—diluted	$(0.09)	$0.19	$(1.55)	$0.17

Number of shares—basic	58,523	62,536	58,431	62,365
Number of shares—diluted	58,523	62,901	58,431	62,739

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2013 (unaudited)	December 31, 2012
Assets
Cash and cash equivalents	$86,233	$101,792
Other assets, including restricted cash	200,501	272,615
Land, buildings, riverboats and equipment, net	1,735,256	1,695,978
Assets of discontinued operations held for sale	38,609	38,609

Total assets	$2,060,599	$2,108,994

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$225,195	$221,376
Long-term debt, including current portion	1,459,482	1,440,501

Total liabilities	1,684,677	1,661,877
Stockholders’ equity	375,922	447,117

Total liabilities and stockholders’ equity	$2,060,599	$2,108,994

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA,

Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations,

and Reconciliation of Consolidated Adjusted EBITDA Margin

to Income (Loss) from Continuing Operations Margin

(In thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Revenues
L’Auberge Lake Charles	$93,088	$100,918	$183,384	$197,770
St. Louis(a)	97,901	100,359	194,155	200,724
Boomtown New Orleans	30,666	31,675	61,538	64,617
L’Auberge Baton Rouge	36,607	—	73,300	—
Belterra Casino Resort	34,713	40,519	69,572	78,820
Boomtown Bossier City	18,414	20,341	39,371	42,964
Racetrack(b)	3,677	4,468	6,094	6,340
Other	274	30	565	60

Total Revenues	$315,340	$298,310	$627,979	$591,295

Adjusted EBITDA (Loss) (c)
L’Auberge Lake Charles	$25,953	$30,384	$52,863	$60,074
St. Louis(a)	26,106	25,094	51,061	50,778
Boomtown New Orleans	10,543	10,032	20,793	20,993
L’Auberge Baton Rouge	5,730	—	10,843	—
Belterra Casino Resort	7,628	8,448	13,993	16,465
Boomtown Bossier City	3,934	4,613	9,379	10,544
Racetrack (b)	(990)	(382)	(1,140)	(762)
Other	(29)	—	(58)	—

	78,875	78,189	157,734	158,092
Corporate expenses	(6,218)	(5,011)	(11,170)	(10,361)

Consolidated Adjusted EBITDA (c)	$72,657	$73,178	$146,564	$147,731
Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$72,657	$73,178	$146,564	$147,731
Pre-opening and development costs	(17,208)	(4,212)	(24,769)	(6,970)
Non-cash share-based compensation	(3,432)	(3,155)	(5,346)	(5,202)
Write-downs, reserves and recoveries, net	(1,927)	(788)	(2,241)	(796)
Depreciation and amortization	(27,135)	(26,201)	(55,137)	(52,447)
Loss on equity method investment	—	(1,244)	(92,181)	(2,839)
Interest expense, net	(28,401)	(22,485)	(57,071)	(44,403)
Loss on early extinguishment of debt	—	—	—	(20,718)
Income tax benefit (expense)	251	(2,150)	(360)	(1,739)

Income (loss) from continuing operations	$(5,195)	$12,943	$(90,541)	$12,617

Consolidated Adjusted EBITDA margin (c)	23.0%	24.5%	23.3%	25.0%
Income (loss) from continuing operations margin	(1.6)%	4.3%	(14.4)%	2.1%

(a)	St. Louis includes operating results at Lumière Place, Four Seasons Hotel & Spa, and River City Casino.
(b)	Racetrack includes operating results of River Downs Racetrack and from the management of operations of Retama Park Racetrack.
(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income

and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share

(In thousands, except per share amounts, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
GAAP net income (loss)	$(5,107)	$11,958	$(90,498)	$10,949
Pre-opening and development costs	17,208	4,212	24,769	6,970
Write-downs, reserves and recoveries, net	1,927	788	2,241	796
Impairment of equity method investment	—	—	92,181	—
Loss on early extinguishment of debt	—	—	—	20,718
Adjustment for income taxes	(1,453)	583	(1,875)	(1,246)
Loss (income) from discontinued operations, net of income taxes	(88)	985	(43)	1,668

Adjusted net income (a)	$12,487	$18,526	$26,775	$39,855

GAAP net income (loss) per share	$(0.09)	$0.19	$(1.55)	$0.17
Pre-opening and development costs	0.29	0.07	0.42	0.11
Write-downs, reserves and recoveries, net	0.03	0.01	0.04	0.01
Impairment of equity method investment	—	—	1.58	—
Loss on early extinguishment of debt	—	—	—	0.33
Adjustment for income taxes	(0.02)	0.00	(0.03)	(0.02)
Loss (income) from discontinued operations, net of income taxes	(0.00)	0.02	(0.00)	0.03

Adjusted income per share (a)	$0.21	$0.29	$0.46	$0.63

Number of shares – diluted	58,523	62,901	58,431	62,739

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

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